Exhibit 99.3

MERGER PLAN

drawn up by the management
board (Vorstand) of

bwin Interactive
Entertainment AG

having its corporate seat
in Vienna
Börsegasse 11, 1010 Vienna

and the board of directors of

PartyGaming Plc

having its corporate seat
in Gibraltar
Suite 711, Europort, Gibraltar

(the “Plan”)

dated

20 December 2010

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§ 1 Preamble

(1)

bwin Interactive Entertainment AG, registered under number FN 166449 d in the companies register of the Vienna Commercial Court, with its corporate seat in Vienna and its business address at Börsegasse 11, 1010 Vienna, Austria (“bwin”), is a stock corporation organised under the laws of Austria with a share capital of EUR 36.066.041,–, which is divided into 36.066.041 bearer shares with no par value. The actual share capital consists of the share capital as set forth in the Austrian Commercial Register in an amount of EUR 35.717.696 and the shares issued to bwin employees since 1 January 2010 in accordance with the Employee Stock Option Plan and section 159(2) no. 3 of the Austrian Stock Corporation Act (“AktG”) in the amount of 348.345 ordinary shares having a pro-rated nominal amount of EUR 1 (“bwin Shares”). All ordinary shares issued within the business year ending 31 December 2010 on the basis of conditional capital in accordance with section 159(2) no. 3 of the AktG, will be filed for registration with the Austrian Commercial Court in accordance with section 168 of the AktG in January 2011.

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(2)

PartyGaming Plc, registered under number 91225 in the Register of Companies in Gibraltar, with its corporate seat in Gibraltar and its business address at Suite 711, Europort, Gibraltar (“PartyGaming”), is a public limited company organised under the laws of Gibraltar with an authorised share capital of GBP 105,000 which is divided into 700,000,000 registered shares with a nominal value of GBP 0.00015 each (“PartyGaming Ordinary Shares”), of which as at 17 December 2010 413,061,701 PartyGaming Ordinary Shares have been issued.

(3)

Gibraltar forms part of the European Union pursuant to article 355 of the Treaty on the Functioning of the European Union and has implemented Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross-border mergers of limited liability companies (the “Cross-Border Mergers Directive”) by enacting the Companies (Cross-Border Mergers) Regulations 2010 (the “Gibraltar Merger Regulations”). PartyGaming is a corporation within the meaning of section 1(2) of the Austrian EU Merger Act (BGB1 I 2007/72) (“EU-VerschG”) and a Gibraltar company within the meaning of Regulation 3(1)

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of the Gibraltar Merger Regulations. bwin is a corporation within the meaning of section 1(2) of the EU-VerschG and an EEA company within the meaning of Regulation 3(1) of the Gibraltar Merger Regulations.

(4)

By virtue of this Plan, bwin (as existing after the registration of the Demerger (as defined in § 2(2))) is to be merged into PartyGaming pursuant to the EU-VerschG, the AktG, the Austrian Reorganisation Tax Act, and pursuant to the Gibraltar Merger Regulations (the “Merger”). When a copy of the order of the Supreme Court of Gibraltar sanctioning the Merger under regulation 16 of the Gibraltar Merger Regulations (the “Gibraltar Court Order”) has been delivered to the Registrar of Companies in Gibraltar for registration in the Register of Companies and the order comes into force without being subject to any conditions (the “Effective Date”), the assets and liabilities remaining with bwin after the registration of the Demerger will be transferred to PartyGaming by way of universal succession in accordance with section 3(2) of the EU-VerschG in connection with section 225a(3) of the AktG and in accordance with regulation 17 of the Gibraltar Merger Regulations.

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(5)

As PartyGaming is not registered in the United Kingdom, the PartyGaming Ordinary Shares cannot be held or transferred in CREST (being the paperless settlement system operated by Euroclear UK & Ireland Limited) and are only capable of being held in certificated form. However, PartyGaming has in place depositary interest arrangements to enable investors to settle and pay for interests in PartyGaming Ordinary Shares through CREST. Under such arrangements, the PartyGaming Ordinary Shares are held by Capita IRG Trustees Limited (the “Depositary”) on trust for investors who wish to be able to hold and transfer their interests in PartyGaming Ordinary Shares in CREST. The Depositary, which issues dematerialised depositary interests in respect of the underlying PartyGaming Ordinary Shares held by it (the “Depositary Interests”) to such investors, who are able at any time to withdraw their Depositary Interests from CREST and require the Depositary to effect a transfer of the underlying PartyGaming Ordinary Shares to them. Such arrangements will remain in place after Closing (as defined in § 3) in relation to the bwin.party Ordinary Shares and will also apply to the New Shares (as defined in §4(2)(b)) to be issued pursuant to the Merger.

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§ 2 Overview of the Demerger and the Merger

(1)

The Merger forms part of a two-stage transaction which will be implemented in consecutive legal steps, both of which will be treated for accounting purposes as becoming effective on the Accounting Effective Date (as defined in § 4(5)(a)).

(2)

In the first stage, bwin intends to demerge its operational business, including the participations referred to in § 4(10)(a) of the draft demerger and acquisition agreement (the “Demerger Assets”) to bwin Services AG, a stock corporation organised under the laws of Austria and a wholly-owned subsidiary of bwin (“bwin Services AG”) by virtue of the draft demerger and acquisition agreement which is attached hereto as Exhibit 3. The Demerger Assets will be demerged into an existing recipient company pursuant to section 1(2) no. 2, and section 17 of the Austrian Demerger Act and subject to article VI of the Austrian Reorganisation Tax Act (the “Demerger”). As a result, on completion of the Demerger the Demerger Assets will be owned by bwin

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Services AG and bwin will become a mere financial holding company. The registration of the Demerger shall occur prior to the registration of the Merger.

(3)

In the second stage, in accordance with the terms and conditions of this Plan, the assets (primarily shareholdings in bwin group companies and selected contractual relationships) and liabilities remaining with bwin after registration of the Demerger will be transferred to PartyGaming by way of universal succession in accordance with section 3(2) of the EU-VerschG in connection with section 225a(3) of the AktG and in accordance with regulation 17 of the Gibraltar Merger Regulations. The Demerger Assets will continue to be owned by bwin Services AG. The Demerger Assets will comprise, among other things, all employment contracts (except for the contracts of Manfred Bodner and Norbert Teufelberger, the Co-Chief Executive Officers of bwin), supplier contracts, lease agreements, services agreements and cooperation agreements originally entered into by bwin as well as any rights and obligations pursuant to disputes relating to the Demerger Assets to which bwin is a party. Upon completion of the Demerger, any creditors of bwin, to the extent the Demerger Assets are concerned, will become creditors of bwin Services AG by operation of law (universal succession).

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(4)	Following completion of the Merger, bwin Services AG will be a wholly-owned subdsidiary of bwin.party (as defined in § 4(1)(c)).

(5)

The resolution of the holders of bwin Shares (the “bwin Shareholders”) to approve the Merger (the “Merger Resolution”) is proposed to be adopted at the same extraordinary general meeting of bwin Shareholders as the resolution to approve the Demerger pursuant to section 8 of the Austrian Demerger Act (the “bwin EGM”).

§ 3 Subject matter of the cross-border merger

Subject to the following terms and conditions, bwin (as existing after the registration of the Demerger) shall be merged into PartyGaming by means of a merger by absorption pursuant to the EU-VerschG, the AktG, the Austrian Reorganisation Tax Act and pursuant to the Gibraltar Merger Regulations. On the Effective Date, the assets and liabilities remaining with bwin after the registration of the Demerger will be transferred to PartyGaming by way of universal succession pursuant to section 3(2) of the EU-VerschG in connection with section 225a(3) of the AktG and pursuant to regulation 17 of the Gibraltar Merger Regulations, the New Shares (as defined in

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§4(2)(b)) will be allotted and issued for the benefit of Eligible bwin Shareholders (as defined in §4(2)(b)), PartyGaming will absorb bwin, and bwin will be dissolved without entering into liquidation (“Closing”).

§ 4 Mandatory particulars of the Plan pursuant to section 5(2) of the EU- VerschG and regulation 7(2) of the Gibraltar Merger Regulations

(1)	Merging companies (section 5(2) no. (1) of the EU-VerschG and regulation 7(2)(a) of the Gibraltar Merger Regulations)

(a)

The transferor company is bwin Interactive Entertainment AG (FN 166449 d), a joint stock corporation established under the laws of Austria, with its corporate seat in Vienna and its registered office at Börsegasse 11, 1010 Vienna.

(b)

The transferee company is PartyGaming Plc (company number: 91225), a public limited company established under, and governed by, the laws of Gibraltar, with its corporate seat in Gibraltar and its registered office at Suite 711, Europort, Gibraltar.

(c)	With effect from Closing, PartyGaming’s company name shall be changed to bwin.party digital entertainment plc (“bwin.party”). bwin.party will remain a public limited company established under, and

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governed by, the laws of Gibraltar, with its corporate seat in Gibraltar and its registered office at Suite 711, Europort, Gibraltar, and its company number will remain 91225.

(2)	Share-exchange ratio, amount of cash payment and allotment of shares (sections 5(2) no. (2) and 5(2) no. (3) of the EU-VerschG and regulations 7(2)(b) and 7(2)(c) of the Gibraltar Merger Regulations)

(a)

For reasons of settlement, the bwin Shares will be suspended from trading for three trading days of the Vienna Stock Exchange prior to Closing. bwin Shareholders will be advised of the date of this suspension accordingly.

(b)

Subject to the remaining provisions of §4(2) and § 4(12), each person who holds one or more bwin Shares on the Effective Date and who is not a Cash-Out Shareholder (as defined in § 4(12)(a)) (an “Eligible bwin Shareholder”) will be eligible to receive 12.23 new bwin.party Shares in exchange for each bwin Share held by such Eligible bwin Shareholder (“New Shares”). The New Shares will be subject to the terms of the articles of association of bwin.party that are in force from time to time. In order to be able to issue the New Shares, PartyGaming will increase its authorised share capital by 800,000,000 new PartyGaming Ordinary Shares, of

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which up to 450,000,000 PartyGaming Ordinary Shares (being the New Shares) will be allotted and issued in the course of Closing. Applications will be made to the UK Listing Authority and to London Stock Exchange plc for the New Shares to be admitted to the Official List (premium listing segment) of the UK Listing Authority and to trading on London Stock Exchange plc’s main market for listed securities (the “London Stock Exchange”).

(c)

As PartyGaming is not registered in the United Kingdom, the New Shares cannot be directly held or transferred in CREST (being the paperless settlement system operated by Euroclear UK & Ireland Limited) and are only capable of being held in certificated form. However, PartyGaming has in place depositary interest arrangements which will enable Eligible bwin Shareholders to hold interests in the New Shares in electronic form and to settle and pay for interests in the New Shares through CREST. Under such arrangements, on Closing the New Shares will be allotted and issued to the Depositary which will hold the New Shares on trust for the Eligible bwin Shareholders. Without delay upon allotment and issue of the New Shares, the Depositary will issue Depositary Interests in respect of the underlying New Shares (the “New Depositary Interests”) to Oesterreichische Kontrollbank Aktiengesell-

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schaft. Immediately thereafter, upon instruction of Erste Group Bank AG, Graben 21, 1010 Vienna (the “Escrow Agent”), the New Depositary Interests, including any fraction of a New Depositary Interest to which such Eligible bwin Shareholder is entitled (a “Fractional Interest”), will be credited – concurrently against derecognition of the bwin Shares for which they are being exchanged – to the securities deposit accounts of the Eligible bwin Shareholders through the clearing systems of Oesterreichische Kontrollbank AG, Clearstream and Euroclear. Eligible bwin Shareholders will be able at any time and through their depositary bank to withdraw the New Depositary Interests to which they are entitled from CREST and require the Depositary to effect a transfer of the underlying New Shares to them.

(d)

The Fractional Interests shall only be tradable in accordance with the provisions of this Plan. Within ten trading days (being days on which the London Stock Exchange is scheduled to be open in its ordinary trading session and Austrian banks in general are open for business, each being a “Trading Day”) after the Effective Date, the Fractional Interests shall be aggregated and delivered by the respective custodian banks to the Escrow Agent as nominee for the relevant Eligible bwin Shareholders. The Escrow Agent shall sell such Fraction-

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al Interests (rounded down to the nearest whole New Depositary Interest) on the London Stock Exchange on the Trading Day after expiry of the notification period. Any applicable selling expenses and commissions (including any costs incurred in converting the proceeds from GBP into Euros) shall be borne by bwin.party.

(e)

As soon as possible, but in any case within three Trading Days after the Escrow Agent receives the proceeds of the sale of the Fractional Interests (the “Fraction Compensation”), it shall transfer the Fraction Compensation to the clearing accounts of the Eligible bwin Shareholders pro rata to, and in lieu of, their entitlement to Fractional Interests (to be transferred through Oesterreichische Kontrollbank AG).

(f)

The above exchange ratio is based on a valuation of bwin and PartyGaming as of the date of the bwin EGM. That valuation was carried out on the basis of the rules and guidelines (Fachgutachten) KFS BW1 of the Institute of Business Management, Tax Law and Organisation of the Chamber of Chartered Accountants (Fachsenat für Betriebswirtschaft und Organisation des Instituts für Betriebswirtschaft, Steuerrecht und Organisation der Kammer der Wirtschaftstreuhänder),

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Vienna, Austria.

(3)	Repercussions of the Merger on employment (section 5(2) no. (4) of the EU-VerschG and regulation 7(2)(d) of the Gibraltar Merger Regulations)

(a)

Upon completion of the Demerger, all employment contracts entered into by bwin (except for the contracts of the Co-Chief Executive Officers, Manfred Bodner and Norbert Teufelberger) will be transferred to bwin Services AG. As the completion of the Demerger will occur before the Merger becomes effective, on Closing bwin will not have any employees other than Manfred Bodner and Norbert Teufelberger. It is proposed that Norbert Teufelberger will be Co-Chief Executive Officer of bwin.party and Manfred Bodner will be a non-executive director of bwin.party. Accordingly, PartyGaming will enter into a service agreement with Norbert Teufelberger and a letter of appointment with Manfred Bodner, each of which will come into effect on Closing.

(b)	The Merger is expected to have the following implications for the employees of bwin and PartyGaming:

	(i)	In view of the transfer of all employment contracts (other than those with Norbert Teufel-

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berger and Manfed Bodner) under the Demerger, the Merger itself will not have a direct impact on the employees of either bwin or PartyGaming.

(ii)

Following the completion of the Demerger, the existing employees of bwin will be employed by bwin Services AG and all underlying legal arrangements (such as labour contracts or wage agreements) will continue to apply.

(iii)	In preparation of the Merger, the management of PartyGaming and bwin have identified a number of potential cost savings from the Merger:

•

Both PartyGaming and bwin have developed and own market leading proprietary gaming software and technology platforms, which are supported by large software development teams. By rationalising each product vertical (ie sports betting, poker, casino and other games and bingo) onto a single platform, terminating contracts for the provision of duplicate third party software and relocating a number of

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technology development roles to lower cost locations, PartyGaming and bwin expect to achieve significant savings through lower employment costs and the removal of duplicative services.

•

In addition, operational leverage in the area of customer services, coupled with the removal of a number of common head office functions and overheads, is expected to result in meaningful cost savings for bwin.party and its group of companies, as fewer employees will be needed to cover the necessary work shifts.

(4)	Date from which the New Shares will entitle the holders to share in profits (section 5(2) no. (5) of the EU-VerschG and regulation 7(2)(e) of the Gibraltar Merger Regulations)

The New Shares to be allotted pursuant to § 1(2) shall be issued fully paid and free from all liens, equitable interests, charges, encumbrances and other third-party rights of any nature whatsoever and together with all

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rights attaching to them, including the right to receive and retain all dividends and distributions (if any) on the New Shares resolved, made, paid or declared on or after 1 January 2010. There are no special conditions affecting this entitlement.

(5)	Merger effective date (section 5(2) no. (6) of the EU-VerschG and regulation 7(2)(f) of the Gibraltar Merger Regulations)

(a)

Notwithstanding that Closing will occur on the Effective Date, as of 30 September 2010 (the “Accounting Effective Date”) any transactions of the merging companies at company level shall be treated for the purposes of Austrian accounting rules as being for the account of bwin.party.

(b)

Accordingly, for the purposes of Austrian accounting rules only and at company level, the Merger is carried out with retroactive effect as of 24:00 hours on the Accounting Effective Date on the basis of bwin’s closing balance sheet as of the Accounting Effective Date (Exhibit 1 of this Plan).

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(c)

Consequently, for the purposes of Austrian accounting rules only and at company level, any transactions entered into by bwin or PartyGaming shall be deemed to be entered into for the account of bwin.party as of 00:00 hours on 1 October 2010.

(6)	Special rights and proposed measures (section 5(2) no. (7) of the EU-VerschG and regulation 7(2)(g) of the Gibraltar Merger Regulations)

Board nomination rights

(a)

Subject to the approval of the holders of PartyGaming Ordinary Shares (the “PartyGaming Shareholders”) at a general meeting to be convened to approve the Merger (the “PartyGaming EGM”), with effect from Closing, for so long as (i) Emerald Bay Limited, 57/63 Line Wall Road, Gibraltar, registered in the Register of Companies in Gibraltar under company number 99679, (ii) Stinson Ridge Limited, 57/63 Line Wall Road, Gibraltar, registered in the Register of Companies in Gibraltar under company number 99680, (iii) Ruth Monicka Parasol DeLeon, 57/63 Line Wall Road, Gibraltar (one of the founders of PartyGaming and the owner of Emerald Bay Limited) and (iv) James Russell DeLeon, 57/63 Line Wall Road, Gibraltar (one of the founders

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of PartyGaming and the owner of Stinson Ridge Limited) ((i) to (iv) above being the “Principal PartyGaming Shareholders”) and their respective associates collectively have a direct or indirect interest in five per cent. or more of the issued share capital of bwin.party, they shall together be entitled to:

(i)	nominate for appointment to the board of directors of bwin.party (the “bwin.party Board”), and remove in certain circumstances, one non-executive director; and

(ii)

at all times while they have a nominated director as described above, receive such information concerning bwin.party and its business as may reasonably be requested from time to time. Rami Lerner is the Principal PartyGaming Shareholders’ nominee and it is intended that he will be confirmed as member of the bwin.party Board with effect from Closing.

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(b)

The non-executive director nominated in accordance with § 4(6)(a) above, shall be entitled to attend as observer at meetings of the remuneration committee (save where bwin.party has reasonable grounds for preventing such attendance) and the ethics committee of bwin.party.

(c)

With effect from Closing, for so long as (i) New Media and Gaming Holding Limited, Valley Towers, No. 3, Valley Road, B’Kara, BKR 9022m, Malta, registered in the Companies Registry in Malta under company number C44503 (a company owned by Norbert Teufelberger and Manfred Bodner) and (ii) Androsch Privatstiftung, Franz-Josefs-Kai 5, 1010 Vienna, Austria, registered in the Companies Registry under FN 183415 d (an Austrian private foundation established by, among others, Dr. Hannes Androsch, chairman of the supervisory board of bwin) ((i) to (ii) above being the “Principal bwin Shareholders”) and their respective associates collectively have a direct or indirect interest in five per cent. or more of the issued share capital of bwin.party they shall together be entitled to:

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(i)	nominate for appointment to the bwin.party Board, and remove in certain circumstances, one non-executive director; and

(ii)

at all times while they have a nominated director as described above, receive such information concerning bwin.party and its business as may reasonably be requested from time to time. Manfred Bodner is the Principal bwin Shareholders’ nominee and it is intended that he will be appointed to the bwin.party Board with effect from Closing.

(d)

bwin.party shall procure that each non-executive director nominated as described in §4(6)(a) or § 4(6)(c) shall be recommended for re-election at each general meeting of bwin.party. If either the Principal PartyGaming Shareholders or the Principal bwin Shareholders give notice to bwin.party that they wish to remove their nominee, bwin.party shall, to the extent permitted by its articles of association, use reasonable commercial endeavours to procure that the relevant individual is removed as non-executive director as soon as reasonably practicable but in any event within one month after receipt of such re-

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moval notice.

(e)

If a non-executive director nominated in accordance with §4(6)(a) or § 4(6)(c) resigns, is not re-elected or is removed, bwin.party shall , to the extent permitted by its articles of association, use reasonable commercial endeavours to procure that such other person as may be nominated by the Principal PartyGaming Shareholders or, as the case may be, the Principal bwin Shareholders shall be appointed as non-executive director in accordance with §4(6)(a) or, as the case may be, § 4(6)(c).

(f)

The Principal PartyGaming Shareholders and the Principal bwin Shareholders shall each be entitled to transfer their director nomination right described above to a transferee holding not less than six per cent. of the issued share capital of bwin.party under certain circumstances. Following the transfer of such right the Principal PartyGaming Shareholders or the Principal bwin Shareholders, as applicable, shall cease to have the right to nominate a non-executive director to the bwin.party Board. The transferee of such nomination right will not be able to transfer such right.

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Rights in connection with bwin.party’s articles of association and licensing or other gaming regulatory processes

(a)

Subject to the approval of the PartyGaming EGM, with effect from Closing, bwin.partynew articles of association of bwin.party will apply which will include provisions dealing with the actions which holders of shares in bwin.party (“bwin.party Shares”) may be required to take in connection with a relevant licensing or other gaming regulatory process (the “Regulatory Article”). The Regulatory Article provides that the bwin.party Board may require any holder of more than five per cent. of the bwin.party Shares to cooperate with, and take certain actions (including the disposal of some or all of their bwin.party Shares) that may be required by, any gaming regulatory authority in connection with business opportunities identified by bwin.party.

(b)

The Regulatory Article will not apply to persons with an interest in bwin.party Shares who also have a regulatory process agreement with bwin.party. Further, the Regulatory Article will not be able to be amended

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(directly or indirectly) without the consent of such persons. With effect from Closing, subject to the approval of the PartyGaming EGM, the following persons are expected to have interest in bwin.party Shares and also have a regulatory process agreement with bwin.party: the Principal PartyGaming Shareholders, the Principal bwin Shareholders, Norbert Teufelberger, Manfred Bodner, Jim Ryan and Martin Weigold. PartyGaming has undertaken that, if Completion occurs, that it will enter into a regulatory process agreement with any holder of 5% or more of the issued share capital of bwin.party who requests that bwin.party do so.

(c)

Subject to the approval of the PartyGaming EGM, with effect from Closing, and provided in each case that the relevant person continues to have an interest in bwin.party Shares, where bwin.party cannot implement a gaming business opportunity without completing a licensing or other gaming regulatory process, before bwin.party commits to such a process that will or may require actions to be taken by any of the Principal PartyGaming Shareholders, Principal bwin

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Shareholders, Norbert Teufelberger or Manfred Bodner, bwin.party shall, subject to the requirements of the UK Financial Services Authority:

(i)

provide the Principal PartyGaming Shareholders with access to, and facilitate consultation and dialogue with, bwin.party’s legal and financial advisers in regard to such business opportunity for a reasonable amount of time before a formal presentation of the business opportunity is made to the bwin.party Board;

(ii)

prior to a formal presentation of the business opportunity to the bwin.party Board, invite the Principal PartyGaming Shareholders and Androsch Privatstiftung to a reasonably developed management presentation on the business opportunity; and

(iii)	following a formal presentation of the business opportunity to the bwin.party Board, and a determination by the bwin.party

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Board that such business opportunity is a Qualifying Business Opportunity (as defined below), provide the Principal PartyGaming Shareholders and Androsch Privatstiftung with, among other things, continued access to bwin.party’s legal and financial advisers and details of the basis upon which the bwin.party Board has determined that the business opportunity constitutes a Qualifying Business Opportunity.

(d)

Subject to bwin.party’s compliance with the requirements set out immediately above and certain other matters, if a licensing or other gaming regulatory process in connection with a Qualifying Business Opportunity requires any actions to be taken by any of the Principal PartyGaming Shareholders, in order for bwin.party to engage in such Qualifying Business Opportunity, or if the relevant licensing or other gaming regulatory process cannot be concluded due to a Principal PartyGaming Shareholder’s ownership of bwin.party Shares, each Principal PartyGaming Shareholder undertakes, at its discretion, to:

	(i)	submit to individual licensing and suitability reviews (in which

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case bwin.party will reimburse the reasonable costs of the Principal PartyGaming Shareholders in connection therewith); and/or

(ii)

enter into a transaction or series of transactions that the relevant gaming regulatory authority confirms is sufficient to enable the licensing or other gaming regulatory process to be completed successfully without further action being required of the Principal PartyGaming Shareholders (in which case bwin.party shall reimburse the reasonable costs of the Principal PartyGaming Shareholders up to the amount of USD 250,000), provided that, if such actions are not sufficient to complete the relevant licensing or other gaming regulatory process successfully, each PartyGaming Principal Shareholder shall, if not prohibited by applicable law, sell at least the minimum number of its bwin.party Shares required to satisfy the relevant regulatory requirement; and provided further that the foregoing requirements shall not apply if the relevant actions are

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required as a result of new licensing requirements that are more burdensome to the PartyGaming Principal Shareholders than the gaming licensing regime currently imposed by the State of Nevada.

For the purposes of §4(6), “Qualifying Business Opportunity” means a gaming business opportunity which cannot be implemented without completing a licensing or other gaming regulatory process which a majority of the bwin.party Board deemed to be independent under the UK Corporate Governance Code and the Chief Executive Officer or Officers for the time being of bwin.party consider: (a) to be in the best interests of bwin.party and likely to have a material positive effect on bwin.party’s annual revenue or profits or bwin.party’s market capitalisation, and (b) capable of being commenced or completed (as appropriate) within 120 days of completion of the relevant regulatory process.

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Option programme beneficiaries

(e)

bwin currently operates an employee stock option plan and, alongside this plan, separate arrangements under which performance based options have been granted over bwin Shares to members of bwin’s management board and others. Options that remain unexercised at Closing under these option plans will be rolled over into equivalent options over bwin.party Shares on terms that reflect the exchange ratio applied to all Eligible bwin Shareholders and, vice versa, the exercise price but otherwise reflect the underlying commercial terms of the original options granted by bwin. In order to preserve the underlying terms of these options, bwin.party will implement a rollover option plan for the purpose of granting these replacement options. This rollover option plan is conditional upon Closing.

(7)	Special advantages (section 5(2) no. (8) of the EU-VerschG and regulation 7(2)(h) of the Gibraltar Merger Regulations)

(a)	Upon Closing,

(i) Norbert Teufelberger, currently

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being Co-Chief Executive Officer of bwin; and

(ii)	Jim Ryan, currently being Chief Executive Officer of PartyGaming, shall become Co-Chief Executive Officers of bwin.party;

(iii)	Martin Weigold, currently being Group Finance Director of PartyGaming, shall become Chief Financial Officer of bwin.party;

(iv)	Manfred Bodner, currently being Co-Chief Executive Officer of bwin, shall become a non-executive director of bwin.party;

(v)	Georg Riedl, currently being a member of the supervisory board of bwin, shall become a non-executive director of bwin.party;

(vi)	Helmut Kern, currently being a member of the supervisory board of bwin, shall become an independent non-executive director of bwin.party;

(vii)	Per Afrell, currently being a member of the supervisory board of bwin, shall become an independent non-executive director of bwin.party;

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(viii)	Rod Perry, currently being chairman of the board of directors of PartyGaming, shall become deputy chairman and senior independent director of bwin.party;

(ix)	Tim Bristow, currently being a member of the board of directors of PartyGaming, shall become an independent non-executive director of bwin.party;

(x)	Lewis Moonie, currently being a member of the board of directors of PartyGaming, shall become an independent non-executive director of bwin.party; and

	(xi)	Rami Lerner, currently being a member of the board of directors of PartyGaming, shall become a non-executive director of bwin.party.

(b)	With effect from Closing, the remuneration of the members of the bwin.party Board for their services to bwin.party will be as set out below:

Name	Annual salary / fee in GBP

Simon Duffy	350,000
Jim Ryan	500,000
Norbert Teufelberger	500,000
Martin Weigold	428,500
Joachim Baca	428,500

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Per Afrell	130,000
Manfred Bodner	465,000
Tim Bristow	150,000
Helmut Kern	150,000
Rami Lerner	100,000
Lewis Moonie	130,000
Rod Perry	250,000
Georg Riedl	100,000

(c)

New employee share option plans are intended to be introduced with effect from Closing, and the executive directors and Manfred Bodner will be eligible to participate in certain of such share plans. Details of options and awards granted to directors under such share plans will be published in bwin.party’s annual report and accounts in the usual manner. Options and awards granted under PartyGaming’s existing employee share plans will continue in force, and PartyGaming will also adopt a rollover option plan for the purposes of effecting the grant of rollover options to substitute options granted under the bwin’s existing share option plans.

(d)	Other than as described elsewhere in this Plan, the members of the management board (Vorstand) and the supervisory board (Aufsichtsrat) of

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bwin and the members of the board of directors of PartyGaming and of bwin.party will not be granted any special advantage within the meaning of section 5(2) no. (8) of the EU-VerschG and article 5(h) of the Cross-Border Mergers Directive.

(e)

Deloitte Limited, a company registered in Gibraltar with company number 97704 and its registered office at Merchant House, 22/24 John Mackintosh Square, Gibraltar has been appointed as the independent expert pursuant to regulation 9 of the Gibraltar Merger Regulations (the “Gibraltar Merger Expert”). PartyGaming has agreed to pay the Gibraltar Merger Expert GBP 795,000 in consideration for its services. The Gibraltar Merger Expert will not be granted any special advantage within the meaning of article 5(h) of the Cross-Border Mergers Directive.

(f)

Deloitte Audit Wirtschaftsprüfungs GmbH, a company registered in Austria with the Austrian Commercial Registry under FN 36059d and with its registered office at Renngasse 1/Freyung, 1013 Vienna, has been appointed as the independent expert pursuant to section 7 of the EU-VerschG in conjunction with section 220b of the AktG (the “Austrian Merger Expert”). bwin has agreed

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to pay the Austrian Merger Expert approximately EUR 400,000 in consideration for its services. The Austrian Merger Expert will not be granted any special advantage within the meaning of section 5(2) no. (8) of the EU-VerschG.

(g)	The auditors of PartyGaming and bwin will not be granted any special advantage within the meaning of section 5(2) no. 8 of the EU-VerschG and article 5(h) of the Cross-Border Mergers Directive.

(8)	Statutes of bwin.party (section 5(2) no. (9) of the EU-VerschG and regulation 7(2)(i) of the Gibraltar Merger Regulations)

The articles of association of bwin.party proposed to become effective at Closing are attached hereto as Exhibit 2.

(9)	Procedures for employee involvement (section 5(2) no. (10) of the EU-VerschG and regulation 7(2)(j) of the Gibraltar Merger Regulations)

As neither bwin nor PartyGaming has established a system of employee participation and as none of the other provisions in regulation 22(1) of the Gibraltar Merger Regulations apply, Part 4 of the Gibraltar Merger Regulations does not apply to bwin.party.

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Any employee participation in bwin.party will be determined in accordance with the laws of Gibraltar, namely the Employment Act 1954, the Employment (European Works Council) Regulations 2006 and, the Employment (Information and Consultation of Employees) Regulations 2005.

(10)	Evaluation of the assets and liabilities which are transferred to PartyGaming (section 5(2) no. (11) of the EU-VerschG and regulation 7(2)(k) of the Gibraltar Merger Regulations)

(a)	The fair market value of the assets, which are to be transferred pursuant to this Plan was positive on the Accounting Effective Date and is positive on the date of this Plan.

(b)

Following completion of the Merger, bwin.party will value assets and liabilities of bwin by reference to International Financial Reporting Standards (IFRS) 3. Accordingly, bwin.party will value assets and liabilities of bwin by reference to the fair value of consideration on the Effective Date. The fair

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value of consideration will be derived from the value of bwin.party shares issued in return for the assets and liabilities of bwin. bwin.party will allocate fair values to the identifiable assets and liabilities at that date with any unattributed balance being recognised as goodwill. The nominal value of the New Shares issued will be recorded in share capital with the balance of consideration recorded as share premium.

(11)	Dates of the accounts used to establish the Merger (section 5(2) no. (12) of the EU-VerschG and regulation 7(2)(l) of the Gibraltar Merger Regulations)

(a)

The reference date of bwin’s most recent audited annual financial statements (Jahresabschluss) is 31 December 2009. The reference date of bwin’s audited closing balance sheet (Schlussbilanz), which is the basis for the Merger, is 30 September 2010.

(b)

The reference date of PartyGaming’s most recent audited annual financial statements (Jahresabschluss) is 31 December 2009. The reference date of PartyGaming’s latest unaudited balance sheet, which forms the basis for the Merger, is 30 September 2010.

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(12)	Cash compensation offer (Barabfindungsangebot) (section 5(4) of the EU-VerschG)

(a)

Pursuant to Section 10 of the EU-VerschG, every bwin Shareholder, who has raised an objection against the Merger Resolution and requested that such objection be recorded in the minutes of the bwin EGM, has the right to request adequate cash compensation for the surrender of its shares provided that it was a bwin Shareholder from and including the date of the bwin EGM up to and including the date it exercised its right to cash compensation (a “Cash-Out Shareholder”). Such right can be asserted (i) at the same time as the objection to the Merger Resolution is raised, both the objection and the assertion of the right to be recorded in the minutes of the bwin EGM, or otherwise (ii) by written notice to be received by bwin within one month after the adoption of the Merger Resolution. As from the date of such notice, the shares of Cash-Out Shareholders will cease to be tradable and shall be designated with a separate International Securities Identification Number (ISIN). The right to receive cash compensation is conditional upon registration of the Merger in the Register of Companies in Gibraltar. Payment is due and payable upon Closing and becomes time barred after three years.

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(b)	The cash compensation offered by bwin (and to become payable to Cash-Out Shareholders by bwin.party upon Closing) amounts to EUR 23.52 per bwin Share.

(c)

PartyGaming and bwin shall provide security for the aggregate amount of cash compensation requested by bwin Shareholders pursuant to section 10(1) of the EU-VerschG in the form of a bank guarantee or a cash deposit.

(d)

Upon Closing, the Escrow Agent shall transfer the actual cash compensation requested to the clearing accounts of the Cash-Out Shareholders concurrently against derecognition of the bwin Shares for which Cash-Out Shareholders are being compensated. The transfer of the cash compensation actually requested shall take place in immediately available funds and without deductions.

(e)

The cash compensation offered is based on a valuation of bwin as of the date of the bwin EGM. That valuation was carried out on the basis of the rules and guidelines (Fachgutachten) KFS BW1 of the Institute of Business Management, Tax Law and Organisation of the Chamber of Chartered Accountants (Fachsenat für Betriebswirtschaft und Organisation des Instituts für Betriebswirtschaft, Steuerrecht und Organisation der

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Kammer der Wirtschaftstreuhänder), Vienna, Austria. The cash compensation is adequate within the meaning of Section 10 EU-VerschG.

(f)	The Vienna Commercial Court (Handelsgericht Wien) shall have exclusive jurisdiction for any review proceedings within the meaning of Section 11 EU-VerschG.

§ 5 Declaration of submission by Par- tyGaming

(1)	Consent to share-exchange ratio review procedure pursuant to section 12 of the EU-VerschG

It is proposed that, at the PartyGaming EGM, the PartyGaming Shareholders will approve a resolution expressly accepting in accordance with section 12 of the EU-VerschG (in particular section 12(1) no. (2) of the EU-VerschG) that the bwin Shareholders shall have recourse to review proceedings before the Vienna Commercial Court (Handelsgericht Wien) relating to the exchange ratio in accordance with section 225b et seq of the AktG.

(2)	Consent to cash compensation offer review procedure pursuant to section 11 of the EU-VerschG

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It is proposed that, at the PartyGaming EGM, the PartyGaming Shareholders will approve a resolution expressly accepting that the Cash-Out Shareholders shall have recourse to review proceedings before the Vienna Commercial Court (Handelsgericht Wien) relating to the cash compensation in accordance with section 11 of the EU-VerschG.

Therefore, bwin Shareholders will be entitled to request a review of the exchange ratio or the amount of cash compensation, as applicable, before the Vienna Commercial Court (Handelsgericht Wien).

§ 6 Conditions precedent

The effectiveness of Merger shall be subject to:

(1)	the passing of the following resolutions at the PartyGaming EGM:

(a)

to approve the Merger and, subject to the Merger becoming effective, (i) increase PartyGaming’s the authorised share capital from 700,000,000 ordinary shares to 1,500,000,000 ordinary shares (and so from £105,000 to £225,000) by the creation of

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800,000,000 new PartyGaming Ordinary Shares and (ii) authorise the allotment and issue of the New Shares;

(b)

to accept that the Existing bwin Shareholders shall have recourse to review proceedings before the Vienna Commercial Court (Handelsgericht Wien) in accordance with sections 11 and 12 of the EU-VerschG (as described above);

(c)	to approve the rollover of options granted by bwin in respect of bwin Shares into options in respect of bwin.party Ordinary Shares; and

(d)	to amend PartyGaming’s articles of association;

(2)	the approval of the Merger and the Demerger by the bwin EGM;

(3)

having (i) either declined jurisdiction over the Merger, (ii) granted clearance explicitly or, through the expiration of time periods available for the investigation, are deemed to have granted clearance or (iii) failed to initiate proceedings until the expire of any applicable waiting periods by the competent merger control authority in Romania and in terms reasonably

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satisfactory to PartyGaming and bwin, and either unconditionally or subject to conditions reasonably satisfactory to PartyGaming and bwin; und

(4)	the registration of the Demerger in the Austrian Register of Companies.

(5)	The competent merger control authorities in Austria and Germany as well as the Gibraltar Licensing Authority and the Alderney Gambling Control Commission have already approved the Merger.

§ 7 Taxes, duties and expenses

(1)	The merger to be consummated hereunder shall be tax-neutral according to Austrian law in conformity with article I of the Austrian Reorganisation Tax Act.

(2)	The merger to be consummated hereunder does not give rise to a tax charge for bwin or PartyGaming under the Gibraltar Income Tax Act in force as at the date hereof..

(3)

The parties have agreed that the costs and expenses that are incurred by them in connection with the preparation of this Plan shall be designated as joint costs and shall be borne as to 51.64 per cent. by bwin and as to

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48.36 per cent. by PartyGaming.

§ 8 Final Provisions

(1)

Any amendment of and modification to this Plan, including any amendment and modification of this section, shall be made in the form of a notarial deed (Notariatsakt) signed by the parties in order to be legally effective.

(2)

bwin hereby grants Brandl & Talos Rechtsanwälte GmbH, Mariahilfer Strasse 116, 1070 Vienna, Austria (the “Attorney”), a power of attorney to issue all declarations and to sign any documents and filings, in such form as may be necessary, prior to and after the dissolution of bwin as a result of the Merger which the Attorney at its sole discretion may deem necessary or conducive in order to meet the objectives of the Merger, including but not limited to the transfer of bwin’s corporate assets. This power of attorney will not expire upon registration of the Merger in the Austrian Register of Companies.

Copies of this Plan may be issued in any number to the parties hereof and to their present and future board members and liquidators, if any, on unilateral request.

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This notarial deed (Notariatsakt) was made in relation to the matters set out herein, read out in its entirety to the parties attending, approved by them as fully consistent with their will and signed before me, notary public.

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Vienna, this 20 December 2010

bwin Interactive Entertainment AG

represented by
Dr. Günter Schmid and Dr. Thomas Talos
pursuant to a power of attorney dated 15 December 2010

PartyGaming Plc

represented by
Dr. Stephan Pachinger
pursuant to a power of attorney dated 8 December 2010

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Exhibit 1

Closing balance sheet of bwin

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AUDITOR’S REPORT (CONVENIENCE TRANSLATION)

Report on the Financial Statements

We have audited the closing balance sheet according to §220 Abs3 AKtG of bwin Interactive Entertainment AG, Vienna, Austria

as of 30 September 2010.

Management’s Responsibility for the Financial Statements and Accounting System

Management is responsible for the accounting system and for the preparation and fair presentation of the financial statements in accordance with Austrian Generally Accepted Accounting Principles. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that area reasonable in the circumstances.

Auditor’s Responsibility and Description of Type and Scope of the Statutory Audit

Our responsibility is to express an opinion on the closing balance sheet based on our audit. We conducted our audit in accordance with laws and regulations applicable in Austria and Austrian Standards on Auditing. Those standards require that we comply with professional guidelines and that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the closing balance sheet in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the closing balance sheet.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

Our audit did not give rise to any objections. In our opinion, which is based on the results of our audit, the financial statements comply with legal requirements and give a true fair view of the financial position of the Company as of 31 December 2009 in accordance with Austrian Generally Accepted Accounting Principles.

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Balance Sheet as at 30 September 2010

	31 December 2009 in EUR	30 September 2010 in EUR
Assets
Fixed assets
Intangible assets
Software, other rights and licenses	5,150,201.46	5,838,880.27
Plant and equipment
Leasehold improvements	1,037,815.46	663,138.95
Other plant and equipment	11,952,958.16	10,990,317.99

	12,990,774.62	11,653,456.94
Financial assets
Investments in affiliated companies	189,950,619.21	197,214,106.40
Loans to affiliated companies	0	0
Investments in associated companies	6,982,736.29	7,123,389.55

	196,933,355.50	204,337,495.95
Current assets
Inventories
Merchandise	375,213.41	483,019.03
Receivables and other assets
Trade accounts receivable	680,383.10	784,789.11
Accounts receivable from affiliated companies	18,007,485.79	4,721,147.36
Accounts receivable from associated companies	2,511,500.09	1,849,015.07
Other receivables and assets	19,387,456.80	18,120,599.26

	40,586,825.78	25,475,550.80

Marketable securities and treasury shares	26,403,656.89	26,403,656.89
Cash and cash equivalents	38,446,428.85	27,732,703.85
Prepaid expenses	3,577,926.60	5,258,060.43

Total assets	324,464,383.11	307,182,824.17

Rights of recourse	3,600,000.00	3,600,000.00

Shareholders’ equity and liabilities
Shareholders’ equity
Share capital	35,717,696.00	36,000,988.00
Additional paid-in capital
Apportioned	130,210,576.65	133,853,535.63
Reserve for treasury shares	239,120.24	239,120.24

	130,449,695.89	134,-92,655.87
Reserve for share options	50,607,701.93	55,655,179.10
Cumulative net gain	44,793,723.93	27,059,902.12
thereof loss carry-forward EUR 22,498,743.29 prior year: EUR 0
	261,568,818.75	252,808,725.09

Provisions
Provision for severance payments	442,875.31	511,065.17
Provision for taxes	1,775,000.00	1,241,649.42
Other provisions	17,085,472.56	16,100,719.31

	19,303,347.87	17,853,433.90
Liabilities
Trade accounts payable	7,738,266.09	3,885,649.67
Accounts payable to affiliated companies	0	20,286,721.49
Other liabilities	35,853,950.40	12,348,294.02
thereof from taxes	3,840,035.24	1,131,514.17
Thereof due to social security	941,592.93	956,799.07

	43,592,216.49	36,520,665.18

Total shareholders’ equity and liabilities	324,464,383.11	307,182,824.17
Contingent liabilities	86,340,963.83	71,481,964.76

Notes omitted.

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Exhibit 3

Draft of Demerger and Acquisition Terms dated 17 December 2010

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Convenience translation for information purposes only

DRAFT

DEMERGER AND TAKEOVER CONTRACT

between

bwin Interactive Entertainment AG
having its registered office in Vienna at
Börsegasse 11, 1010 Wien

and

bwin Services AG
having its registered office in Vienna at
Börsegasse 11, 1010 Wien

17 December 2010

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Convenience translation for information purposes only!

§ 1
Preamble

(1)

bwin Interactive Entertainment AG, FN 166449 d, having its registered office in Vienna at Börsegasse 11, 1010 Wien (“bwin”), is a public limited company formed under Austrian law with a capital stock of currently EUR 36,066,041.—, divided into 36,066,041 no-par value bearer shares. The present capital stock comprises the capital stock already entered in the company register of EUR 35,717,696.00 and the 348,345 shares with a pro rata par value of EUR 1.00 issued since 1 January 2010 for emp stock options under § 159 para. 2 no. 3 Aktiengesetz (Companies Act, “AktG”). All shares issued in the 2010 financial year from contingent capital under § 159 para. 2 no. 3 AktG are reported in January 2011 for entry in the company register in accordance with § 168 AktG.

(2)

Bwin Services AG, FN 351580 f, having its registered office in Vienna at Börsegasse 11, 1010 Wien (“bwin Services AG”), is a public limited company formed under Austrian law with a capital stock of currently EUR 70,000.—, divided into 70,000 no-par bearer shares.

(3)	bwin holds all shares in bwin Services AG, which is accordingly a wholly-owned subsidiary of bwin.

(4)

bwin intends on the basis of the present demerger and takeover contract (“Contract”) to transfer the entire operating activities of all the participations listed under §4(10)(a) of the Contract by way of demerger for acquisition in accordance with §1 para. 2 no. 2 in combination with §17 of Spaltungsgesetz (Demerger Act, “SpaltG”) through application of Art. VI Umgründungssteuergesetz (Reorganisation Tax Act, “UmgrStG”) to bwin Services AG effective at midnight on 30 September 2010.

§ 2
Description of the reorganisation effective 30 September 2010

(1)	The present demerger for takeover is an element in a two-stage reorganisation effective 30 September 2010.

(2)

In the first stage, bwin transfers assets in accordance with the present contract as listed in § 4(10)(a), namely its entire operating business including the participations listed in § 4(10)(a) to bwin Services AG, a wholly-owned subsidiary of bwin. bwin retains exclusively the remaining assets described in § 4(10)(b).

(3)

After the intended demerger is legally effective, it is intended to merge bwin in a cross-border merger under the EU Mergers Act, AktG, UmgrStG and corresponding rules under Gibraltar law with PartyGaming Plc, registered in Gibraltar under register no. 91225, having its registered office in Gibraltar at Suite 711, Europort, Gibraltar (“Party-Gaming”). For this purpose bwin and PartyGaming will draw up a joint merger plan under which bwin’s assets will pass to PartyGaming by way of general legal succession. The transfer applies to bwin’s assets together with all rights, obligations and contractual relationships existing on entry of the intended demerger for acquisition and are subsequently modified until the registration of the merger.

(4)

The date of the demerger and merger is 30 September 2010. The demerger resolution under §8 in connection with §17 SpaltG is to be adopted by the same shareholders’ meeting of bwin as the merger resolution. Effectiveness of the implementation of the cross-border merger is subject to the condition precedent of entry of the intended demerger for acquisition in the company register.

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Convenience translation for information purposes only!

§ 3
Subject of the contract

Under the present contract bwin transfers all the assets and liabilities listed in § 4(10)(a) hereunder (“demerger assets”) to bwin Services AG for acquisition by way of general legal succession under §1 para. 2 no. 2 in combination with §17 SpaltG and subject to Art. VI UmgrStG. The transfer does not include the assets listed in § 4(10)(b) in the present contract. Assets, rights, obligations, contractual relationships, claims, liabilities, or other legal items not assigned by the present contract or the transfer balance sheet (appendix 4) or demerger balance sheet (appendix 5) shall be allocated to bwin Services AG in the event of doubt and are accordingly also part of the demerger assets.

§ 4
Obligatory content of the contract

(1)	Companies involved (§2 para. 1 no. 1 in combination with §17 SpaltG)

The transferring company is bwin Interactive Entertainment AG, having its registered office in Vienna at Börsegasse 11, 1010 Wien. bwin continues operations after implementation of the demerger until the cross-border merger with PartyGaming becomes effective. The current articles of bwin are attached to the Contract as appendix 2a.

The acquiring company is bwin Services AG – enhanced electronic entertainment AG, having its registered office in Vienna at Börsegasse 11, 1010 Wien. The current articles of bwin Services AG are attached to the Contract as appendix 2b.

(2)	Transfer declaration, general legal succession, no grant of shares (§2 para. 1 no. 2 in combination with §17 SpaltG)

(a)

Under the present contract bwin transfers its operations as described in more detail in § 4(10)(a) hereunder, including specific participations to bwin Services AG by demerger for acquisition under §1 para. 2 no. 2 in combination with §17 SpaltG and subject to Art. VI UmgrStG by way of general legal succession. bwin Services AG accepts the transfer of the assets in accordance with the conditions of the present contract.

(b)

As bwin already holds all shares in bwin Services AG, there is no need to grant shares in bwin Services AG as the transferee company in accordance with §17 no. 5 SpaltG in combination with §224 para. 2 no. 1 AktG. The shareholders of bwin have an indirect stake in bwin Services AG in the same ratio as in bwin.

(3)	Conversion ratio, additional cash payment (§2 para. 1 no. 3 in combination with §17 SpaltG)

(a)

As bwin already holds all shares in bwin Services AG, there is no need to grant shares in bwin Services AG as the acquiring company in accordance with §17 no. 5 SpaltG in combination with §224 para. 2 no. 1 AktG. The shareholders of bwin have an indirect stake in bwin Services AG in the same ratio as in bwin.

(b) The intended demerger for acquisition maintains the relationships on the basis of the participations described. No additional cash payment is made.

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Convenience translation for information purposes only!

(4)	No reduction in capital stock or consolidation of shares (§2 para. 1 no. 4 in combination with §17 SpaltG)

The capital stock of the transferring company is not reduced in connection with the demerger for acquisition because the actual value of the remaining assets of the transferring company after execution of the demerger corresponds to the capital stock plus tied reserves. There is accordingly no consolidation of shares either.

(5)	Details of the grant of shares (§2 para. 1 no. 5 in combination with §17 SpaltG)

As the intended demerger takes place without the grant of shares in bwin Services AG as acquiring company, there is no need to determine details of the grant.

(6)	Date of commencement of participation in profit (§2 para. 1 no. 6 in combination with §17 SpaltG)

Absent any grant of shares in bwin Services AG as acquiring company there is no need to set a date of commencement for participation in profit based on shares granted. Regardless of this bwin as sole shareholder in bwin Services AG has a claim to participate in the entire profit of bwin Services AG.

(7)	Date of demerger (§2 para. 1 no. 7 in combination with §17 SpaltG)

Regardless of the effectiveness under civil law of the transfer of the demerger assets to bwin Services AG at the time of entry of the demerger in the company register, the demerger date within the meaning of §§2 para. 1 no. 7 SpaltG and 33 para. 6 UmgrStG is midnight on 30 September 2010. This coincides with the reporting date of the closing balance of bwin attached as appendix 3 to the Contract as at 30 September 2010, together with notes and audit report. All actions by bwin affecting the demerger assets from the start of 1 October 2010, 00:00 am, are accordingly considered to be for the account of bwin Services AG where they are attributable to the demerger assets.

(8)	Special rights (§2 para. 1 no. 8 in combination with §17 SpaltG)

No special or other rights within the meaning of §2 para. 1 no. 8 SpaltG are granted to the shareholders of bwin or other persons within the meaning of §2 para. 1 no. 8 SpaltG. No measures within the meaning of §2 para. 1 no. 8 SpaltG are taken.

(9)	Special advantages (§2 para. 1 no. 9 in combination with §17 SpaltG)

No special advantage within the meaning of §2 para. 1 no. 9 SpaltG is granted to any members of the board of management or the supervisory board of the companies involved in the demerger for acquisition, nor to any auditor of financial statements, demerger, remaining assets or other records.

(10)	Description and allocation of assets (§2 para. 1 no. 10 in combination with §17 SpaltG)

(a) Description of the demerger assets

bwin transfers to bwin Services AG its entire operations and assets except for the contractual relationships and assets described in detail in § 4(10)(b).

Given the rule in the event of doubt under § 4(11) the demerger assets specifically include in the sense of a non-exhaustive enumeration:

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(i)

bwin’s entire operating business, which specifically performs the following functions: marketing, including central brand management, finances, human resources, operations (customer service), product management, payments (which are supported by a separate subsidiary, CQR Payments Solution GmbH), IT, software development, corporate communications and regulatory affairs;

(ii)

those assets and liabilities shown in the present contract in the transfer balance sheet of bwin as at midnight on 30 September 2010 midnight, attached as appendix 4, and specifically the items in fixed assets and current assets and receivables and payables with the exception of those in § 4(10)(b), while taking into account any increases or decreases of items in the period from 30 September 2010 to the effective date of the demerger at the time of entry in the company register, as shown in the records from bwin’s accounts. They further include all contracts, rights and obligations, pending legal and administrative cases, where they are functionally attributable to the transferred assets or relate to these, even if not explicitly apparent in the transfer balance sheet;

(iii)	all bwin shares in ONGAME NETWORK LIMITED (entered in the Gibraltar commercial register under no. 89063), Europort, Suite 1, International House, 16 Bell Lane, PO Box 872, Gibraltar;

(iv)	all bwin shares in bwin Games AB (entered in the Swedish commercial register under no. 556232-3567), Klarabergsviadukten 82, 11164 Stockholm, Sweden;

(v)	all bwin shares or rights in shares in DSG Deutsche Sportwett Gesellschaft mbH (entered in the Dresden Municipal Court commercial register under HRB 661), Pöppelmannstrasse 1, 01307 Dresden, Germany;

(vi)	all bwin shares in TC Invest AG (entered in the Vienna Commercial Court commercial register under FN 294434 t), Marxergasse 1B, 1030 Wien, Austria;

(vii)	all bwin shares in Betbull Holding SE (entered in the Vienna Commercial Court commercial register under FN 353397 b), Mariahilfer Strasse 116, 1070 Wien, Austria;

(viii)	all bwin shares in WINNERS APUESTAS S.A. (entered in the Madrid commercial register in volume 24869, sheet 9, page M-447686, with tax number (NIF) A-85205177), Gran Vía 1, 4th floor, Madrid, Spain;

(ix)	all bwin shares in United Games Holding B.V. (entered at the Amsterdam Chamber of Commerce under no. 34336717), Zaanweg 119B, 1521 DS Wormerveer, Netherlands;

(x)

all bwin’s contractual relationships, with exception of those listed in § 4(10)(b) in their prevailing version, together with all and any subsequent entries and amendments, including leases relating to the business premises used by bwin and service contracts with bwin employees (including freelance, labourers and salaried staff), including pension agreements or rights and other contractual and ancillary claims arising out of the employment relationships and associated

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levies and other charges or liabilities under public law, except for the service agreements with Manfred Bodner and Mag. Norbert Teufelberger as well as all liabilities and staff provision associated therewith;

(xi)	all additional and amending contracts and supplements to the above legal transactions and contracts, and

(xii)	all rights and obligations under public law and all other rights and legal relationships with the exception of those listed in § 4(10)(b).

(b)	Description of the remaining assets

bwin retains solely the following contractual relationships and assets:

(i)

specifically, those assets and liabilities shown in bwin’s demerger balance sheet attached to the present contract as appendix 5 for the period ending 1 October 2010, although after taking into account the increases and decreases of items occurring in the period between 1 October 2010 to the date of effectiveness of the demerger at the time of entry into the company register resulting from the other records forming part of the accounts, such as the lists of fixed assets, creditors and debtors;

	(ii)	all bwin shares in bwin Services AG;

	(iii)	all bwin shares in bwin International Limited (entered in the Gibraltar commercial register under no. 71839), Suite 1, 2nd floor, International House, 16 Bell Lane, PO Box 872, Gibraltar;

	(iv)	all bwin shares in bwin e.K. (entered in the Dresden Municipal Court commercial register under HRA 1374), Rudolf-Breitscheidstrasse 20, 02727 Neugersdorf, Germany;

	(v)	all bwin shares in WEBSPORTS ENTERTAINMENT Marketing Services GmbH (entered in the Vienna Commercial Court commercial register under FN 185700 p), Börsegasse 11, 1010 Wien, Austria;

	(vi)	all bwin shares in Drachenfelsee 421. V V GmbH (entered in the Bonn Municipal Court commercial register under HRB 14661), Kurt-Schumacher-Strasse 18, 53113 Bonn, Germany;

	(vii)	all bwin shares in BWIN INTERACTIVE MARKETING UK LTD (entered by the Registrar of Companies for England and Wales under number 6664654), St. James House, 13 Kensington Square, London, W8 5HD, U.K.;

(viii)

all bwin shares in INFIELD-SERVIÇOS DE CONSULTARIA E MARKETING, UNIPESSOAL LDA (entered in Lisbon commercial register under NIPC: 507786238), Avenida António Augusto de Aguiar, No 183, R/C DT, Lisbon, Portugal;

(ix)

all bwin shares in BWIN INTERACTIVE MARKETING ESPAÑA SL (entered in the Madrid commercial register in volume 25638, sheet 138, page M-462O16, with C.I.F. number B63792253), C/Sagasta No. 15, 3rd floor, Madrid, Spain;

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(x)

all bwin shares in bwin (Beijing) Management and Consulting Co., Ltd (entered in the Beijing commercial register under 660502444), CYTS Plaza, 11th Floor, Unit 1109 – 1112, Donzhimen South Avenue, Dongcheng District, Beijing, China;

(xi)	all bwin shares in BWIN BAHIS VE ŞANS OYUNLARI SANAYI VE TICARET LIMITD ŞIRKETI (entered in commercial register 20/582 under 241762), Sancak Mahallesi 245, Street No. 6/B, Çankaya-Ankara;

(xii)

all bwin shares in bwin European Markets Holding S.p.A. (entered in Milan commercial register under 13384190156), Via Gian Battista Vico 42, 20123 Milano, Italy, together with the purchase agreement for these shares and all contracts associated with this;

(xiii)	all bwin shares in bwin Italia S.r.l. (entered in Milan commercial register under 06333601000), Via Vico Gian Battista, 42 CAP 20123, Milano, Italy;

(xiv)	all bwin shares in BWIN ARGENTINA S.A. (entered in the commercial register of Provincia de Misiones under 30-70970004), Calle Bolivar, No 1321 7 A, Posadas, Provincia de Misiones, Argentina;

(xv)	all bwin shares in BWIN MEXIKO, S.A. de C.V. (entered in the commercial register of Mexico City under 0932559), Rio Tiber No 100, Piso 9, Col. Cuauthemoc, 06500 Mexico D.F.;

(xvi)

all bwin shares in bwin Interactive Entertainment SA (PTY) LTD (entered by the Registrar of Companies of South Africa under 2007/021326/07), Posbus 141, Caledon, 7230 Republic South Africa, including the Shareholders’ Agreement between bwin, Liberis Investments (PTY) Limited, James Forbes and bwin Interactive Entertainment SA (PTY) LTD of 15 January 2009 and all agreements and declarations by bwin associated with this including all additional agreements and amendments and supplements to these documents;

(xvii)	service agreements entered into by bwin with board members Manfred Bodner and Norbert Teufelberger, and the liabilities and personnel provisions associated with these;

(xviii)	the account with Erste Group Bank AG with the number 403 180 104 24;

(xix)	the provision for the audit of bwin’s closing balance sheet as at 30 September 2010;

(xx)

the framework agreement between bwin and Editions P. Amaury S.A. of 30 July 2008, investment agreement and joint venture company agreement, both of 4 May 2010 between bwin, Gioco Digitale S.p.A. and Editions P. Amaury S.A. and all associated agreements and declarations by bwin, including all additional agreements and amendments and supplements to the above documents;

(xxi)	treasury shares held by bwin and acquired in accordance with §65 AktG, and

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(xxii)	the receivables from and payables to (direct and indirect) subsidiaries and associated companies listed in appendix 1.

	(c)	Transfer of the participations listed in § 4(10)(a)

bwin and bwin Services AG undertake to take all necessary or helpful measures required to transfer the participations listed in § 4(10)(a) and with legal effect under the law applying to the individual shares and to have the necessary entries made in the company registers.

(11)	Rule for allocation of assets in the event of doubt (§2 para. 1 no. 11 in combination with §17 SpaltG)

Assets, rights, obligations, contractual relationships, claims, liabilities, or other legal items not assigned by the present contract or the transfer balance sheet (appendix 4) or demerger balance sheet (appendix 5) shall be allocated to bwin Services AG in the event of doubt.

(12)	Balance sheets (§2 para. 1 no. 12 in combination with §17 SpaltG)

The following balance sheets are attached to the present contract as integral components:

	(a)	the closing balance sheet of bwin as at 30 September 2010 together with the notes as appendix 3, together with unqualified audit report;

	(b)	bwin’s transfer balance sheet as at 30 September 2010 as appendix 4;

	(c)	bwin’s demerger balance sheet as at 1 October 2010 as appendix 5;

	(d)	bwin’s interim balance sheet as at 30 September 2010 as appendix 6;

	(e)	bwin Services AG’s interim balance sheet as at 30 September 2010 as appendix 7;

(13)	Cash settlement (§2 para. 1 no. 13 in combination with §17 SpaltG)

There is no need for a cash settlement, as the intended demerger is a demerger preserving ratios within the corporate form of an AG.

§ 5
Condition precedent

The Contract only becomes effective on approval by bwin’s general meeting.

§ 6
Power of attorney

bwin and bwin Services AG hereby grant individual and separate power of attorney to Dr. Thomas Talos, born 15 October 1969, attorney at law with offices at Mariahilfer Strasse 116, 1070 Wien, and Brandl & Talos Rechtsanwälte GmbH, Mariahilfer Strasse 116, 1070 Wien, to enter into and amend all contracts, also in certified form or in the form of a notarial deed (including the subject demerger and takeover agreement), to make all declarations, to sign, also in notarised form, applications to courts, and specifically company register and land register applications and information to administrative agencies, and to take all other action necessary and/or useful for executing the demerger for acquisition defined in the present contract and to transfer the demerger assets and to grant subordinate powers of attorney

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within the scope of this power of attorney for this purpose. The holders of power of attorney are released from the prohibition on self-dealing. Each holder of power of attorney is authorised to assign this power of attorney wholly or partly to third parties.

§ 7
Reorganisation Tax Act, Land Purchase Tax

(1)

The intended demerger is executed under the rules of Art. VI UmgrStG, continuing the book values as carried for taxation purposes of the demerger assets. Use is made of the tax concessions under §§ 32 et seq. UmgrStG.

(2)

The demerger assets do not include any domestic properties within the meaning of the Land Purchase Tax Act. The demerger further does not lead to the transfer of any wholly-owned real estate owning companies. There is accordingly no land purchase tax or land register entry fees.

§ 8
Costs, fees and duties

bwin bears all advisory and notarial costs, fees and duty associated with the intended demerger (including entry into the present contract).

§ 9
Final provisions

(1)	Unless otherwise mandatory under the present contract or statute, the demerger in the present contract becomes effective under civil law on entry in the company register.

(2)	bwin and bwin Services AG undertake to take all legal actions and measures necessary or useful for executing the demerger under the present contract.

(3)	Amendments and additions to the present contract, including this provision, must be notarised to be legally effective.

(4)

The inadmissibility or infeasibility of individual provisions of the present contract does not affect the validity of the other provisions. The invalid provision is replaced by a provision which most closely approximates its commercial purpose.

(5)	The Contract is subject to Austrian law, excluding the referral norms of private international law. The court in Vienna having jurisdiction for commercial matters is agreed as the venue.

Vienna, 17 December 2010

bwin Interactive Entertainment AG	bwin Services AG

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Notes Omitted

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